UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2023
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3911 Sorrento Valley Boulevard, Suite 110
San Diego
CA	92121
(Address of principal executive offices)	(Zip Code)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LGND	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Enter into a Material Definitive Agreement.
On December 1, 2023, Ligand Pharmaceuticals Incorporated (“Ligand”) announced the expansion of its strategic partnership with Palvella Therapeutics, Inc. (“Palvella”) to accelerate Phase 3 development of QTORIN™ rapamycin for the treatment of Microcystic Lymphatic Malformations (“Microcystic LMs”). According to the terms of the Amendment No. 2 to Development Funding and Royalties Agreement, dated as of November 29, 2023 (the “Amendment”), between Ligand and Palvella, Palvella received an upfront payment of $5 million from Ligand. In return for the upfront payment, among other contractual changes, the tiered royalty payable by Palvella to Ligand was increased to between 8.0% and 9.8% based on annual aggregate worldwide net sales of QTORIN rapamycin, Palvella’s right to reduce the royalty rates by making payments in certain circumstances was eliminated, and, in the event that Ligand’s right to the royalties is later held to not be a sale, Ligand received a security interest in such royalties and Palvella’s patents and know-how necessary to commercialize QTORIN rapamycin worldwide. Ligand was also granted an option to acquire in the future a single-digit royalty interest on U.S. sales of each novel topical product candidate generated from Palvella’s QTORIN platform. Such option terminates in the event of a change of control or initial public offering of Palvella or its parent.
QTORIN rapamycin, the lead product candidate from Palvella’s QTORIN platform, is a novel, 3.9% rapamycin anhydrous gel currently under development for the treatment of Microcystic LMs and other serious, functionally debilitating skin diseases driven by the overactivation of the mammalian target of rapamycin pathway. There are currently no FDA-approved treatments for the estimated more than 30,000 patients with Microcystic LMs in the U.S.
Palvella previously announced positive Phase 2 results from a multi-center, open-label trial of once-daily QTORIN rapamycin in Microcystic LMs. In the Phase 2 study, 100% of participants (n=12) were either “Much Improved” or “Very Much Improved” as rated by the Clinician Global Impression of Change after 12 weeks of once-daily QTORIN rapamycin treatment. The U.S. FDA granted Breakthrough Therapy Designation to QTORIN rapamycin for the treatment of Microcystic LMs in November 2023. Palvella announced that based on the positive Phase 2 results and a productive end-of-Phase 2 meeting with FDA, Palvella plans to conduct a pivotal Phase 3 study in approximately 50 adult and pediatric patients. In addition to Breakthrough Therapy Designation, the FDA previously granted Fast Track Designation and Orphan Drug Designation to QTORIN rapamycin for the treatment of Microcystic LMs.
The above summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment which will be filed as an exhibit to Ligand’s Annual Report on Form 10-K to be filed with respect to the fiscal year ended December 31, 2023.
Todd Davis, Ligand’s Chief Executive Officer, is a member of Palvella’s board of directors. Mr. Davis owns less than 2%, and Ligand owns less than 1%, of Palvella’s outstanding equity interests. Mr. Davis recused himself from participating in the decision to enter into the Amendment.

Forward-Looking Statements

This report also contains forward-looking statements that involve risks and uncertainties and reflect Ligand's judgment as of the date of this report. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include: the potential opportunity for QTORIN rapamycin and other potential product candidates from the QTORIN platform; the timing of Palvella’s pivotal Phase 3 trial of QTORIN rapamycin for the treatment of Microcystic LMs; and statements regarding Ligand’s potential future revenue. Actual events or results may differ from Ligand’s or its partner’s expectations due to risks and uncertainties inherent in Ligand’s and its partner’s business, including, without limitation: Ligand is dependent on Palvella to successfully develop and commercialize QTORIN rapamycin and other potential product candidates from the QTORIN platform; risks relating to the development and regulatory approval process for QTORIN rapamycin and any other product candidates; results of any clinical study may not be timely, favorable or confirmed by later studies; changes in the size and nature of the market for QTORIN rapamycin and any other product candidates, including potential competition, patient and payer perceptions and reimbursement determinations; Ligand may not receive expected revenue under this agreement or others; Ligand or its partners may not be able to protect their intellectual property, and patents covering certain products and technologies may be challenged or invalidated; and other risks described in Ligand’s prior filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this report. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: December 1, 2023	By: /s/ Andrew Reardon Name: Andrew Reardon Title: Chief Legal Officer and Secretary